Exhibit 10.4

PURCHASE AGREEMENT
AND ESCROW INSTRUCTIONS

Between

PLUMAS PINES GOLF COURSE, LP,
a California limited partnership

as Seller

and

ARCP ACQUISITIONS, LLC,
a Delaware limited liability company

as Buyer

May 2, 2014

PURCHASE AGREEMENT AND ESCROW INSTRUCTIONS

DATED:	Dated to be effective as of May 2, 2014 (the “Effective Date”).

PARTIES:
This Purchase Agreement and Escrow Instructions is between PLUMAS PINES GOLF COURSE, LP, a California limited partnership, as “Seller”, and ARCP ACQUISITIONS, LLC, a Delaware limited liability company, as “Buyer”.

WHEREAS, as of the Effective Date, Seller is the fee title owner of that certain improved property located at 7628 Thorndike Road, Greensboro, North Carolina, as legally described on Exhibit A attached hereto (the “Real Property”);

WHEREAS, as of the Effective Date, the Real Property is improved with a building containing approximately 100,000 square feet (the “Building”) which Real Property and Building are leased to RF Micro Devices, Inc., a North Carolina corporation (“Tenant”), in accordance with a written Lease Agreement dated as of March 5, 2001, as amended by that certain Amendment to Lease Agreement dated February 26, 2014 (the “Lease Amendment” and, together with the Lease Agreement, hereinafter referred to as the “Lease”). The Real Property, the Building, the improvements to the Real Property (the “Improvements”), the personal property, if any, of Seller located on the Real Property and Seller’s interest in the Lease and all rents issued and profits due or to become due thereunder are hereinafter collectively referred to as the “Property”; and

WHEREAS, Buyer desires to purchase the Property from Seller and Seller desires to sell the Property to Buyer free and clear of all liens, all as more particularly set forth in this Purchase Agreement and Escrow Instructions (the “Agreement”).

NOW THEREFORE, in consideration of the promises set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Seller and Buyer (each, a “Party” and, collectively, the “Parties”) hereby agree as follows:

1.    INCORPORATION OF RECITALS. All of the foregoing Recitals are hereby incorporated as agreements of the Parties.

2.    BINDING AGREEMENT. This Agreement constitutes a binding agreement between Seller and Buyer for the sale and purchase of the Property subject to the terms set forth in this Agreement. Subject to the limitations set forth in this Agreement, this Agreement shall bind and inure to the benefit of the Parties and their respective successors and permitted assigns. This Agreement supersedes all other written or verbal agreements between the Parties concerning any transaction embodied in this Agreement. No claim of waiver or modification concerning the provision of this Agreement shall be made against a Party unless based upon a written instrument signed by such Party.

3.    INCLUSIONS IN PROPERTY.

(a)    The Property. The term “Property” shall also include the following:

(1)    all tenements, hereditaments and appurtenances, if any, pertaining to the Real Property;

(2)    all mineral, water and irrigation rights of Seller, if any, running with or otherwise pertaining to the Real Property;

(3)    all interest, if any, of Seller in any road adjoining the Real Property;

(4)    all interest, if any, of Seller in any award made or to be made or settlement in lieu thereof for damage to the Property by reason of condemnation, eminent domain or exercise of police power;

(5)    all of Seller’s interest in the Building, the Improvements and any other improvements and fixtures on the Real Property;

(6)    all of Seller’s interest, if any, in any equipment, machinery and personal property on or used in connection with the Real Property to be conveyed on “as is” basis without warranty (the “Personalty”);

(7)    the Lease and security deposit, if any, now or hereafter due thereunder; and

(8)    all of Seller’s interest, to the extent transferable, in all permits and licenses (the “Permits”), warranties (the “Warranties”), contractual rights and intangibles (including rights to the name of the Improvements as well as all construction contracts, subcontracts, architectural/engineering plans and/or agreements and similar agreements) with respect to the design, development, construction, operation, maintenance, repair and/or improvement of the Property (collectively, the “Contracts”).

(b)    The Transfer Documents. The Personalty shall be transferred by that certain bill of sale from Seller to Buyer, a preliminary draft of which is attached hereto as Exhibit B (the “Bill of Sale”); the Lease shall be transferred by that certain assignment and assumption of lease, the agreed-upon form of which is attached hereto as Exhibit C (the “Assignment of Lease”); the Permits, Warranties and Contracts shall be transferred by that certain assignment and assumption agreement, a preliminary draft of which is attached hereto as Exhibit D (the “Assignment Agreement”); and the Real Property, the Building and the Improvements shall be transferred and conveyed by execution and delivery of Seller’s special warranty deed, a preliminary draft of which is attached hereto as Exhibit E (the “Deed”). The Bill of Sale, the Assignment of Lease, the Assignment Agreement and the Deed are hereinafter collectively referred to as the “Transfer Documents”. The final form and content of the Bill of Sale, the Assignment Agreement and the

Deed shall be agreed upon by the parties in good faith prior to the expiration of the Study Period (defined below). Notwithstanding the foregoing, in the event any Warranty transfer requires the approval of the applicable warrantor and/or satisfaction of any other conditions to such transfer, Seller shall obtain such approval and satisfy all such conditions no later than COE (as defined below), including, without limitation, payment of any fees relating thereto.

4.    PURCHASE PRICE. The price to be paid by Buyer to Seller for the Property is FIFTEEN MILLION FIVE HUNDRED THOUSAND and NO/100 Dollars ($15,500,000.00) (the “Purchase Price”), payable as follows:

(a)    One Hundred Fifty Thousand and No/100 Dollars ($150,000.00) earnest money (said deposit, together with all interest earned or accrued thereon, the “Earnest Money Deposit”) to be deposited in escrow with First American Title National Commercial Services, The Esplanade Commercial Center, 2425 E. Camelback Road, Suite 300, Phoenix, Arizona 85016, Attention: Brandon Grajewski (“Escrow Agent”) not later than three (3) business days following the receipt by Escrow Agent of a fully-executed original of this Agreement (said receipt by Escrow Agent of both a fully-executed original of this Agreement and the Earnest Money Deposit, the “Opening of Escrow”), which Earnest Money Deposit is to be held by Escrow Agent until released to Seller or Buyer as provided herein or paid to Seller at close of escrow (“COE”);

(b)    forgiveness of all amounts due and payable pursuant to a loan, in the principal amount of Seven Million Five Hundred Thousand and No/100 Dollars ($7,500,000.00) and with the other terms set forth on Exhibit G hereto, which Buyer hereby agrees to make or cause to be made to Seller immediately prior to COE, subject to all closing conditions set forth in Section 12 of this Agreement having been satisfied, in order to enable Seller to refinance its mortgage indebtedness on the Property (“Seller’s Mortgage”);

(c)    Fifty Thousand and No/100 Dollars ($50,000.00), to be deposited in escrow with Escrow Agent on or before COE, to be disbursed in accordance with the Post-Closing Escrow Agreement attached hereto as Exhibit H and being entered into simultaneous herewith; and

(d)    the remainder in additional cash, or other immediately available funds (expected to be Seven Million Eight Hundred Thousand and No/100 Dollars ($7,800,000.00), as may be increased or decreased by such sums as are required to take into account any additional deposits, prorations, credits, or other adjustments required by this Agreement), to be deposited in escrow with Escrow Agent on or before COE, which sum is to be held by Escrow Agent until cancellation of this Agreement as provided herein or paid to Seller at COE.

The Purchase Price is based on a capitalization rate of 7.10% and an Annual Net Rent (as hereinafter defined) of $1,100,000.00 per annum. If the Annual Net Rent on the date of COE is not the same, the Purchase Price shall be adjusted accordingly.

5.    DISPOSITION OF EARNEST MONEY DEPOSIT. Seller and Buyer hereby instruct Escrow Agent to place the Earnest Money Deposit in a federally insured interest‑bearing passbook account on behalf of Seller and Buyer. The Earnest Money Deposit shall be applied as follows:

(a)    if Buyer cancels this Agreement while not in default, as Buyer is so entitled to do as provided in this Agreement, the Earnest Money Deposit shall be paid immediately to Buyer;

(b)    if the Earnest Money Deposit is forfeited by Buyer pursuant to this Agreement, such Earnest Money Deposit shall be paid to Seller as Seller’s agreed and total liquidated damages, it being acknowledged and agreed that it would be difficult or impossible to determine Seller’s exact damages; and

(c)    if escrow closes, the Earnest Money Deposit shall be credited to Buyer, automatically applied against the Purchase Price and paid to Seller at COE.

6.    PRELIMINARY TITLE REPORT AND OBJECTIONS. (a) Within ten (10) days after the Opening of Escrow, Escrow Agent shall deliver, at Buyer’s expense, a current Preliminary Title Report (the “Report”) for an ALTA extended coverage title insurance policy (the “Owner’s Policy”) on the Property to Buyer and Seller. The Report shall show the status of title to the Property as of the date of the Report and shall also describe the requirements of Escrow Agent for the issuance of the Owner’s Policy as described herein. The cost of the Owner’s Policy and any additional costs for an extended coverage policy or endorsements thereto (excluding, however, those endorsements required to cure one or more Objectionable Matters (as hereinafter defined), which endorsements shall be issued at Seller’s sole cost and expense), shall be paid by Buyer. In addition to the Report, Escrow Agent shall simultaneously deliver to Buyer legible copies of all documents identified in Part Two of Schedule B of the Report. In the event there are Objectionable Matters (as hereinafter defined), Seller shall have the option, at its election, of attempting to cure such matters in good faith (within the time limits permitted herein) in lieu of procuring and/or purchasing endorsements to the Owner’s Policy.

(b)    If Buyer is dissatisfied with any exception to title as shown in the Report and/or any matter disclosed by the Survey other than Permitted Exceptions as defined below (collectively, the “Objectionable Matters”), then Buyer may either, by giving written notice thereof to Escrow Agent and Seller (i) on or before expiration of the Study Period (as defined below) or (ii) ten (10) days from Buyer’s receipt of the Report, whichever is later, (A) cancel this Agreement, whereupon the Earnest Money Deposit shall be returned to Buyer together with all documents deposited in escrow by Buyer, or (B) provisionally accept the title subject to Seller’s agreement, at its election, to cause the removal of or otherwise cure the Objectionable Matters, in which case Seller shall (at its sole cost) remove or otherwise cure the Objectionable Matters before COE, unless extended under Section 6(d)(ii) below. Seller shall notify Buyer in writing within five (5) days after receiving Buyer’s written notice of disapproval or objection, if Seller does not intend to remove (or cause the Escrow Agent to endorse over, to Buyer’s satisfaction) or otherwise cure any such Objectionable Matters. Seller shall not have any obligation to cure any Objectionable Matters or expend any sums in connection therewith, and Seller’s lack of response shall be deemed as Seller’s refusal to remove or otherwise cure the Objectionable Matters prior to COE. If written notice of dissatisfaction is not timely given by Buyer to Seller pursuant to this Section 6, then Buyer shall be deemed to have approved of the condition of the title of the Property as shown by the Report, and shall have elected to continue and ratify this Agreement, whereupon the Earnest Money Deposit shall thereafter be non-refundable to Buyer, except as set forth in 6(c) or for Seller default. As used herein, the term “Objectionable Matters” shall automatically include any monetary lien or judgment affecting the Property incurred through Seller (irrespective of whether written objection is tendered), but shall not include the Permitted Exceptions. As used in this Agreement “Permitted Exceptions” shall include the following matters: (i) the lien of ad valorem taxes and special assessments not yet due and payable; (ii) outstanding mineral rights and reservations that may appear of record; and (iii) any matter revealed by the Report and Survey that are not objected to by Buyer within the time frames permitted herein for the making of such objections.

(c)    In the event the Report is amended to include new exceptions that are not set forth in a prior Report, Buyer shall have until the later of (i) the expiration of the Study Period, or (ii) the date that is five (5) business days after Buyer’s receipt of the amended Report and copies of the documents identified in the new exceptions or new requirements, within which to cancel this Agreement and receive a refund of the Earnest Money Deposit or to provisionally accept the title subject to Seller’s agreement to cause the removal of or otherwise cure the Objectionable Matters. Seller shall notify Buyer in writing within five (5) days after receiving Buyer’s written notice of disapproval or objection, if Seller does not intend to remove (or cause the Escrow Agent to endorse over, to Buyer’s satisfaction) or otherwise cure any such Objectionable Matters. Seller’s lack of response shall be deemed as Seller’s refusal to remove or otherwise cure the Objectionable Matters prior to COE. For the sake of clarification and the avoidance of doubt, the provisions of this Section 6(c) apply only to new matters or exceptions first appearing or delivered after the provision of the initial Report and shall not be deemed or construed to extend the time period for Buyer to object to any matters that were originally set forth in (or delivered in connection with) the original Report and Survey.

(d)    (i) If Seller serves notice (or is deemed to give such notice) to Buyer that Seller does not intend to remove or otherwise cure the Objectionable Matters before COE, Buyer shall, within ten (10) days thereafter, notify Seller and Escrow Agent in writing of Buyer’s election to either (A) terminate this Agreement, whereupon the Earnest Money Deposit shall be returned to Buyer and all other obligations under this Agreement shall terminate, or (B) Buyer may waive such Objectionable Matters and the transaction shall close as scheduled.

(ii) If Seller agrees to remove or otherwise cure the Objectionable Matters, but fails or is unable to do so despite commercially reasonable, good faith efforts by the scheduled COE date, then: (A) Seller and Buyer may mutually agree, in writing, to extend the COE date (the “Extended COE Date”) for a mutually agreeable and reasonable time frame (not to exceed thirty (30) days unless otherwise agreed in writing) in order to allow Seller additional time to complete such cure and/or removal; (B) Buyer may terminate this Agreement, whereupon the Earnest Money Deposit shall be returned to Buyer, as its sole remedy, and all other obligations under this Agreement shall terminate; or (C) Buyer may waive such Objectionable Matters whereupon the transaction shall close five (5) business days after Buyer notifies Seller of such election. In the event that Seller and Buyer agree to exercise the extension described in (A) above, and Seller is not able to cure the defects by the Extended COE Date, then Seller shall not be in default, but Buyer shall have the right to terminate this Agreement and immediately receive a full refund of the Earnest Money Deposit or again have the right, at its election to waive such Objectionable Matters and proceed to closing within five (5) business days.

If written notice of Buyer’s election is not timely given by Buyer pursuant to the foregoing paragraphs, then Buyer shall be deemed to have elected to terminate this Agreement as set forth in such sentence.

7.    BUYER’S STUDY PERIOD.

(a)    The Study Period. Buyer shall have until 11:59 p.m. MST on the thirtieth (30th) day after the Effective Date (the “Study Period”), at Buyer’s sole cost, within which to conduct and approve any investigations, studies or tests deemed necessary by Buyer, in Buyer’s sole discretion, to determine the feasibility of acquiring the Property, including, without limitation, Buyer’s right to: (i) review and approve the Survey, the Lease, Seller’s operating statements with respect to the Property, and the Contracts; (ii) meet and confer with Tenant (subject to the notice requirement set forth in Section 7(b) below); and, (iii) obtain, review and approve an environmental study of the Real Property and Building, all of the foregoing at Buyer’s expense (collectively, “Buyer’s Diligence”).

(b)    Right of Entry. Subject to the prior rights of the Tenant in the Property, Seller hereby grants to Buyer and Buyer’s agents, employees and contractors the right to enter upon the Property, at any time or times prior to COE, to conduct Buyer’s Diligence, provided that Buyer shall provide to Seller a minimum of twenty-four (24) hours’ prior notice of any such entrance (in which event Seller shall notify Tenant within the same 24 hour period). In consideration therefor, Buyer shall and does hereby agree to indemnify and hold Seller harmless from and against any and all claims for expenses, costs, losses, liabilities and/or damages asserted against Seller, including, but not limited to, court costs and attorneys’ fees, which may be incurred by Seller as a direct result of Buyer’s Diligence. Buyer shall use commercially reasonable efforts to minimize any disruption of Tenant’s business operations at the Property throughout the duration of Buyer’s entrance upon the Property. Buyer’s indemnity and hold harmless obligation shall survive cancellation of this Agreement or COE. Buyer agrees to provide Seller with a copy of an insurance certificate evidencing its liability insurance coverage prior to entry onto the Property and to pay for all work, labor and services obtained by Buyer in connection with Buyer’s Diligence. Buyer shall promptly repair or restore any damage to the Property resulting from any physical testing by Buyer. Buyer’s access and inspection rights under this Section 7(b) through the date of COE shall not be deemed or construed to extend the Study Period or the time period for which Buyer may receive a refund of the Earnest Money Deposit.

(c)    Cancellation. Unless Buyer so notifies Seller or Escrow Agent, in writing, on or before the end of the Study Period of Buyer’s acceptance of Buyer’s Diligence and waiver of the contingencies as set forth in this Section 7, this Agreement shall be automatically canceled and the Earnest Money Deposit shall be returned immediately to Buyer and, except as otherwise provided in this Agreement, neither of the Parties shall have any further liability or obligation under this Agreement.

(d)    Tenant Right of First Refusal or Right of First Offer. Seller agrees and confirms that it has complied with its obligations related to Tenant’s right of first offer (“ROFO”) under Section 4 of the Lease Amendment and that Seller shall obtain from Tenant and provide to Buyer at least two (2) business days prior to the expiration of the Study Period, written evidence reasonably acceptable to Buyer of Tenant’s waiver of the ROFO. In the event Seller fails to obtain and provide to Buyer such waiver, and Buyer terminates this Agreement as a result thereof, Seller shall not be in default, but shall promptly reimburse to Buyer all reasonable out-of-pocket and third-party property diligence expenses incurred by Buyer, including, without limitation, reasonable attorneys’ fees and costs (not to exceed $25,000.00 in the aggregate).

8.    DELIVERY OF SELLER’S DILIGENCE MATERIALS.

(a)    Deliveries to Buyer. Subject to the provisions of 8(c), Seller agrees to deliver to Buyer within five (5) business days after the Effective Date all information in Seller’s possession or control relating to the leasing, operating, maintenance, construction (including the Certificate of Occupancy for the Property), repair, zoning (including any zoning verification letters), platting, engineering, soil tests, water tests, environmental tests, market studies, master planning, architectural drawings and like matters regarding the Property and/or the Tenant (collectively, “Seller’s Diligence Materials”), all at no cost to Buyer. The foregoing deliveries shall include, but not be limited to, copies of all: (i) books of account and records for the Property for the last twenty-four (24) months; (ii) the Lease, including all amendments thereto, guaranties thereof and assignments thereof and, to the extent the landlord is obligated to deliver such a policy to Tenant under the Lease, a copy of the leasehold title insurance policy; (iii) a detailed listing of all capital expenditures by Seller on the Property for the last thirty-six (36) months; (iv) the maintenance history of the Property for the last twenty-four (24) months; (v) current maintenance, management, and listing contracts for the Property including any amendments thereto; (vi) all claims or suits by Tenant or third parties involving the Property or the Lease or any Contracts (whether or not covered by insurance); (vii) a list of all claims or suits by or against Seller regarding the Property for the last thirty-six (36) months; (viii) any appraisals of the Property; (ix) the site plan with respect to, and a current survey of, the Property; (x) copies of all Contracts, Warranties and Permits; and (xi) any other documents or other information in the possession of Seller or its agents pertaining to the Property. Should Seller receive new or updated information regarding any of the matters set forth in this Section 8(a) after the Effective Date and prior to COE, Seller will immediately notify Buyer of such fact and will promptly deliver complete copies thereof to Buyer. Seller’s Diligence Materials are being provided on an “as is” basis for Buyer’s informational and evaluation purposes only, and Seller is not making any representations or warranties as to the accuracy of the information contained in the Due Diligence Materials except as set forth herein.

(b)    Confidentiality of Materials. Notwithstanding the foregoing, Buyer, for itself, its agents, consultants and advisors, agrees (i) to keep all studies, reports, test results and other information concerning the Property furnished to or obtained by Buyer in connection with this Agreement (collectively, the “Confidential Information”) confidential and not to disclose or reveal any such Confidential Information to any person other than Buyer’s representatives (including, without limitation, attorneys, accountants and brokers), lenders and prospective lenders who are actively and directly participating in the evaluation of the Property or who otherwise need to know the information for purposes of evaluating the Property; and (ii) not to use the Confidential Information for any purpose other than in connection with Buyer’s or its representative’s evaluation of the Property, and or the evaluation of the Property by Buyer’s lenders or prospective lenders; provided, however, the foregoing restrictions shall not prohibit a disclosure of the Confidential Information which is required by law, or in connection with any litigation or other proceeding pertaining to the Property and which either Seller or Buyer is a Party, or in connection with Buyer’s regular and established reporting activities with state and/or federal regulatory agencies (“Authorized Purposes”). Buyer shall use the same duty of care with respect to safeguarding the Confidential Information as Buyer uses with respect to its own confidential information of a similar type and nature. The Confidential Information shall not include any information that was, is, or becomes available to the public through means other than disclosure by Buyer. The provisions of this Section 8(b) shall survive termination of this Agreement for a period of one (1) year, provided that the provisions of this Section 8(b) shall terminate and be of no further force and effect upon, from and after COE.

(c)    Delivery and Return by Buyer. Upon termination of this Agreement by Buyer as permitted under Section 7(a), Buyer shall promptly return all of Seller’s Diligence Materials; provided, however, Buyer will be entitled to retain one copy (the “Archived Copy”) of the Seller’s Diligence Materials for the Authorized Purposes, and Buyer will not be obligated to erase the Archived Copy provided that is stored in an secure computer system made in accordance with its security and/or disaster recovery procedures on the understanding that any such Archived Copy shall remain subject to the continued application of the provisions of this Agreement. Further, if this Agreement is canceled for any reason, Buyer agrees to deliver to Seller upon payment by Seller to Buyer of Buyer’s cost thereof, copies of those investigations, studies and/or tests which Buyer may have elected to obtain. If this Agreement is terminated due to Seller’s default, Seller shall pay to Buyer its reasonable and documented costs of such investigations, studies and tests as set forth in Section 20(a) below.

9.    THE SURVEY. Promptly after the Opening of Escrow, Buyer, at its expense, shall cause a surveyor licensed in the State of North Carolina to complete and deliver to Escrow Agent and Buyer a current, certified ALTA As-Built survey of the Real Property, Building and Improvements (the “Survey”). The Survey shall set forth the legal description and boundaries of the Property and all easements, encroachments and improvements thereon. To the extent the Survey description differs from the current record description, Buyer shall obtain assurances to its satisfaction that such Survey description can be insured prior to the expiration of the Study Period, and Seller shall only be obligated to warrant its current, record description in the Deed.

10.    IRS SECTION 1445. Seller shall furnish to Buyer in escrow by COE a sworn affidavit (the “Non-Foreign Affidavit”) stating under penalty of perjury that Seller is not a “foreign person” as such term is defined in Section 1445(f)(3) of the Internal Revenue Code of 1986, as amended (the “Tax Code”). If Seller does not timely furnish the Non-Foreign Affidavit, Buyer may withhold (or direct Escrow Agent to withhold) from the Purchase Price, an amount equal to the amount required to be so withheld pursuant to Section 1445(a) of the Tax Code, and such withheld funds shall be deposited with the Internal Revenue Service as required by such Section 1445(a) and the regulations promulgated thereunder. The amount withheld, if any, shall nevertheless be deemed to be part of the Purchase Price paid to Seller.

11.    DELIVERY OF POSSESSION. Seller shall deliver possession of the Property to Buyer at COE subject only to the rights of Tenant under the Lease as approved by Buyer as part of Buyer’s Diligence.

12.    BUYER’S CONDITIONS PRECEDENT. In addition to all other conditions precedent set forth in this Agreement, Buyer’s obligations to perform under this Agreement and to close escrow are expressly subject to the following:

(a)    the delivery by Seller to Escrow Agent, for delivery to Buyer at COE, of the executed original Transfer Documents;

(b)    the issuance of the Owner’s Policy (or a written commitment therefor) subject only to the Permitted Exceptions;

(c)    the delivery by Seller to Buyer at COE of all security deposits and pre-paid/abated rents under the Lease, if any, in the form of a credit in favor of Buyer against the Purchase Price;

(d)    the deposit by Seller with Buyer not later than five (5) days prior to COE of (i) an original estoppel certificate, in the form required by the Lease and dated not more than thirty (30) days prior to COE, executed by Tenant and naming Buyer (or its designee) as addressee and (x) verifying the basic facts of the Lease (term, rental, expiration date, options, if any exist), (y) confirming that there are no defaults by the landlord under the Lease, and no unpaid tenant improvement allowances or leasing commissions (except to the extent stated in the Lease Amendment further described in Section 24 hereof), and (z) if Tenant’s obligations under the Lease have been guaranteed by another person or entity, also cover such guaranty and also be signed by such guarantor(s), and (ii) if applicable, an original estoppel certificate executed by all other parties to any applicable reciprocal easement agreement or declaration of covenants, conditions and/or restrictions (the “REAs”) and addressed or certified to Buyer stating that such instrument is in full force and effect and is not modified (except as disclosed in such estoppel certificate) and, to the best knowledge of the party giving the estoppel, the other party or parties thereto is/are not in default under the applicable instrument and all amounts, if any, owing under the applicable agreement have been paid in full;

(e)    the deposit with Escrow Agent and Buyer prior to the expiration of the Study Period of an executed waiver by Tenant of any right of first refusal under the Lease;

(f)    the deposit with Escrow Agent of such executed affidavits of Seller and such other documentation as may be reasonably required by Escrow Agent to allow for the deletion of all standard exceptions from the Owner’s Policy, which can be deleted with the provision of a Seller’s title affidavit;

(g)    the delivery by Seller to Buyer of the final Certificate of Occupancy for the Improvements;

(h)    the deposit with Escrow Agent of a letter from Seller to Tenant requesting that future rent under the Lease be paid to Buyer;

(i)    Reserved.
(j)    there has been no “Insolvency Event” with respect to the Tenant. As used in this subsection (j), an “Insolvency Event” shall have occurred if the Tenant becomes insolvent within the meaning of the United States Bankruptcy Code, 11 U.S.C. Sec. 101 et seq., as amended (the “Bankruptcy Code”), files or notifies Seller or any affiliate of Seller that it intends to file a petition under the Bankruptcy Code, initiates a proceeding under any similar law or statute relating to bankruptcy, insolvency, reorganization, winding up or adjustment of debts (collectively, hereinafter, an “Action”), becomes the subject of either a petition under the Bankruptcy Code or an Action, or is not generally paying its debts as the same become due;

(k)    delivery to Buyer of the original, fully-executed Lease (or a conformed copy certified by Tenant to be true and correct), and a copy of all guaranties thereof, all exhibits, amendments and other modifications thereto, and, if Seller is not the original landlord under the Lease, all assignments necessary to establish that Seller is the successor-in-interest to the landlord’s rights under the Lease (or, in the alternative, Tenant’s acknowledgment and recognition of Seller as the current Landlord pursuant to an estoppel certificate or other evidence reasonably acceptable to Buyer); and
(l)    delivery to Buyer of originals of the Contracts, Warranties and Permits, if any, in the possession of Seller or Seller’s agents, including, without limitation, any warranties covering the roof or any other part of the Improvements, and any correspondence with respect thereto, together with such non-proprietary leasing and property manuals, files and records which are material in connection with the continued operation, leasing and maintenance of the Property.

If the foregoing conditions have not been satisfied by the specified date or COE as the case may be, then Buyer shall have the right, at Buyer’s sole option, by giving written notice to Seller and Escrow Agent, to (i) cancel this Agreement, whereupon the Earnest Money Deposit shall be paid immediately by Escrow Agent to Buyer and, except as otherwise provided in this Agreement, neither of the Parties shall have any further liability or obligation under this Agreement, or (ii) extend such specified date or COE, as applicable, for such amount of time as Buyer deems reasonably necessary to allow Seller to satisfy such conditions (provided, however, in the event that failed condition is one for which Buyer is the primary, responsible party, any extension of the Closing Date shall not exceed thirty (30) days without the prior, written consent of Seller). Further, both Buyer and Seller agree to use commercially reasonable efforts to satisfy all conditions precedent to their respective obligations to consummate the transaction contemplated by this Agreement.

13.    SELLER’S REPRESENTATIONS WARRANTIES AND COVENANTS.

(a)    Seller hereby represents and warrants to Buyer as of the Effective Date and again as of COE that:

(i)    there are no unrecorded leases (other than the Lease), liens or encumbrances which may affect title to the Property; any existing financing secured by the Property or any part thereof shall be satisfied and discharged in full at or prior to COE and any liens or encumbrances relating thereto shall be terminated and released of record at or prior to COE; and Seller does not have any defeasance, lender approval or prepayment obligations with respect to any existing financing which are reasonably anticipated to delay the COE;

(ii)    to Seller’s knowledge, no notice of violation has been issued with regard to any applicable regulation, ordinance, requirement, covenant, condition or restriction relating to the present use or occupancy of the Property by any person, authority or agency having jurisdiction;

(iii)    to Seller’s knowledge, there are no intended public improvements which will or could result in any charges being assessed against the Property which will result in a lien upon the Property;

(iv)    to Seller’s knowledge, there is no impending or contemplated condemnation or taking by inverse condemnation of the Property, or any portion thereof, by any governmental authorities;

(v)    there are no suits or claims pending or to Seller’s knowledge, threatened with respect to or in any manner affecting the Property or the Tenant, nor does Seller know of any circumstances which should or could reasonably form the basis for any such suits or claims which have not been disclosed in writing to Buyer by Seller;

(vi)    Seller has not entered into and there is not existing any other agreement, written or oral, under which Seller is or could become obligated to sell the Property, or any portion thereof, to a third party (except for the ROFR set forth in the Lease);

(vii)    Seller has not taken any action before any governmental authority having jurisdiction thereover, the object of which would be to change the present zoning of or other land‑use limitations, upon the Property, or any portion thereof, or its potential use, and, to Seller’s knowledge after due inquiry, there are no pending proceedings, the object of which would be to change the present zoning or other land‑use limitations;

(viii)    this transaction will not in any way violate any other agreements to which Seller is a party (or, in the alternative, necessary consents and approvals will be obtained prior to COE);

(ix)    Seller has full power and authority to execute, deliver and perform under this Agreement as well as under the Transfer Documents;

(x)    no default of Seller exists under the Lease; Seller has sent no written notice of default to Tenant and, to Seller’s knowledge, no default of Tenant exists under the Lease; Subsequent to the date of the First Amendment, Seller has not received any new and/or subsequent notice or correspondence from Tenant or Tenant’s agents indicating Tenant’s desire, willingness or intent to amend, modify, assign or terminate the Lease nor any notice or correspondence requesting the consent of Seller to any of the foregoing;

(xi)    The First Amendment provides for total annual base rent (the “Annual Net Rent”) for the first year of the extended Lease term commencing April 1, 2014 is $1,100,000.00 ($11.00 per square foot based on 100,000 square feet); Tenant is not entitled to any free rent periods or rental abatements, concessions or other inducements for any period subsequent to COE, except for the Tenant Improvement Allowance provided for under the Lease Amendment;

(xii)    to Seller’s knowledge, the Lease was negotiated in an arms-length transaction;

(xiii)    all amounts due and payable by Seller under the Contracts and the REAs have been paid in full and no default of Seller exists under any of the Contracts or any of the REAs and, to Seller’s knowledge after due inquiry, no default of any other party exists under any of the Contracts or any of the REAs;

(xiv)    Except as expressly stated elsewhere in this Agreement, no consent of any third party is required in order for Seller to enter into this Agreement and perform Seller’s obligations hereunder;

(xv)    except as set forth in Seller’s Diligence Materials, Seller has no actual knowledge that there exists or has existed, and Seller itself has not caused any generation, production, location, transportation, storage, treatment, discharge, disposal, release or threatened release upon, under or about the Property of any Hazardous Materials. “Hazardous Materials” shall mean any flammables, explosives, radioactive materials, hazardous wastes, hazardous and toxic substances or related materials, asbestos or any material containing asbestos (including, without limitation, vinyl asbestos tile), or any other substance or material, defined as a “hazardous substance” by any federal, state, or local environmental law, ordinance, rule or regulation including, without limitation, the Federal Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, the Federal Hazardous Materials Transportation Act, as amended, the Federal Resource Conservation and Recovery Act, as amended, and the rules and regulations adopted and promulgated pursuant to each of the foregoing;

(xvi)    except as set forth in Seller’s Diligence Materials, to Seller’s actual knowledge, there is not now, nor has there ever been, on or in the Property underground storage tanks, any asbestos-containing materials or any polychlorinated biphenyls, including those used in hydraulic oils, electric transformers, or other equipment;

(xvii)    to Seller’s knowledge, there are no proceedings pending for the increase of the assessed valuation of the Real Property;

(xviii)    the execution, delivery and performance of this Agreement and the Transfer Documents have not and will not constitute a breach or default under any other agreement, law or court order under which Seller is a party or may be bound; and

(xix)    Seller has not withheld any information within its possession or of which it is actually aware regarding the Property or any part thereof that would reasonably be considered by an experienced purchaser to be material to that purchaser’s decision to acquire the Property.

(b)    Further, Seller hereby covenants to Buyer as of the Effective Date that:

(i)    between the Effective Date and COE or earlier termination of this Agreement, Seller will not enter into nor execute any agreement, written or oral, under which Seller is or could become obligated to sell the Property, or any portion thereof, to a third party, without Buyer’s prior written consent;

(ii)    between the Effective Date and COE or earlier termination of this Agreement, Seller will not, without the prior written consent of Buyer, take any action before any governmental authority having jurisdiction thereover, the object of which would be to change the present zoning of or other land‑use limitations, upon the Property, or any portion thereof, or its potential use;

(iii)    except for any item to be prorated or credited at COE in accordance with this Agreement (including, without limitation, the Tenant Improvement Allowance), all bills or other charges, costs or expenses arising out of or in connection with or resulting from Seller’s use, ownership, or operation of the Property up to COE shall be paid in full by Seller (or paid by Tenant as required under the Lease);

(iv)    all general real estate taxes, assessments and personal property taxes that have become due with respect to the Property (except for those that will be prorated at COE) have been paid or will be so paid by Seller (or Tenant) prior to COE;

(v)    between the Effective Date and COE or any earlier termination of this Agreement, Seller shall not execute or enter into any lease with respect to the Property or any part thereof, or terminate, amend, modify, extend or waive any rights under the Lease without Buyer’s prior written consent, which consent may be withheld at Buyer’s sole discretion;

(vi)    between the Effective Date and COE or any earlier termination of this Agreement, Seller shall, at its sole cost:

(1)    continue to operate (or cause the Tenant to operate) the Property as heretofore operated by Seller (or Tenant) subject to Buyer’s rights under this Agreement;

(2)    maintain, or cause Tenant to maintain, the Property in its current condition and perform required and routine maintenance and make replacements of each part of the Property that is tangible property (whether real or personal) and perform repairs or make replacements to any broken, defective or malfunctioning portion the Property that is tangible property (whether real or personal) as the relevant conditions require;

(3)    pay or cause Tenant to pay (as applicable) prior to COE, all sums due for work, materials or services furnished or otherwise incurred in the ownership, use or operation of the Property up to COE;

(4)    comply or cause Tenant to comply with all governmental requirements applicable to the Property;

(5)    except as required by a governmental agency or in connection with the presently ongoing Tenant Improvements pursuant to the First Amendment, not place or permit to be placed on any portion of the Property any new improvements of any kind or remove or permit any improvements to be removed from the Property without the prior written consent of Buyer;

(6)    without Buyer’s prior written consent, Seller shall not, by voluntary or intentional act or omission to act, further cause or create any easement, encumbrance, or mechanic’s or materialmen’s liens, and/or similar liens or encumbrances to arise or to be imposed upon the Property or any portion thereof that affects title thereto, or to allow any amendment or modification to any existing easements or encumbrances; and

(7)    not permit, acquiesce, consent to or waive any breach or default by Tenant of its covenants and conditions of the Lease;

(vii)    Seller shall and hereby does assign to Buyer, effective as of COE, all claims, counterclaims, defenses, or actions, whether at common law, or pursuant to any other applicable federal or state or other laws which Seller may have against any third parties relating to the existence of any Hazardous Materials in, at, on, under or about the Property (including Hazardous Materials released on the Property prior to COE and continuing in existence on the Property at COE), although Seller shall have the benefit of any such claims, counterclaims, defenses or actions in connection with the performance and prosecution of its indemnity obligations that will survive closing, as may be set forth in this Agreement or in the Transfer Documents;

(viii)    Seller shall not, without the prior written consent of Buyer, provide a copy of, nor disclose any of the terms of, this Agreement to any appraiser, and Seller shall instruct Broker that it may not provide a copy of nor disclose any of the terms of this Agreement to any appraiser without the prior written consent of Buyer; and

(ix)    should Seller receive notice or knowledge of any information regarding any of the matters set forth in this Section 13 after the Effective Date and prior to COE, Seller will immediately notify Buyer of the same in writing.

All representations, warranties and covenants made in this Agreement by Seller shall survive the execution and delivery of this Agreement and COE for a period of twelve (12) months following the date of COE (the “Survival Period”). In the event a written claim is made within the Survival Period, the Survival Period shall not toll with respect to such claim while such claim is outstanding, subject to the next sentence. Suit must be filed on a written claim hereunder within two (2) months after the expiration of the Survival Period (the “Claim Deadline”), and such suit must be diligently prosecuted thereafter, and such claim shall be deemed waived if it is not filed within the Claim Deadline or is not diligently prosecuted thereafter.

The Parties specifically agree that the Property being conveyed hereunder is being sold in “as is, where is” condition, without any warranty, express or implied (excepting only such representations and warranties of Seller as are expressly set forth in this Agreement and in the Transfer Documents, as applicable). The parties further agree that: (i) Buyer will have made prior to Closing any such inspections and investigations as it deems appropriate regarding the Property, the Assigned Contracts, the Improvements, the Permits, the Lease, the Tenant and any and all other matters which are material to Buyer's decision to purchase the Property; and (ii) Buyer is entering into this Agreement and will be purchasing the Property based solely on the investigations, examinations, business judgment and expertise of Buyer and Buyer’s consultants and contractors, and not, except as otherwise expressly stated in this Agreement or in the Transfer Documents, upon any alleged representations or warranties of Seller (or of any alleged agent of Seller) nor upon the completeness of any documents or disclosures made or provided by Seller (or any alleged agent of Seller) in respect of the Property, or any matter related to the Property.

    Seller shall and does hereby indemnify against and hold Buyer harmless from any loss, damage, liability and expense, together with all court costs and attorneys’ fees which Buyer may incur, by reason of any material misrepresentation by Seller or any material breach of any of Seller’s warranties or covenants. Seller’s indemnity and hold harmless obligations under this Section shall survive COE provided notice of claim is given during the Survival Period, and a Claim thereon is filed prior to the Claim Deadline.

14.    BUYER’S REPRESENTATIONS WARRANTIES AND COVENANTS.

(a)    Buyer hereby represents and warrants to Seller as of the Effective Date and again as of COE that:

(i)    Buyer has full power and authority to execute, deliver and perform under this Agreement as well as under the Transfer Documents;

(ii)    there are no actions or proceedings pending or to Buyer’s knowledge, threatened against Buyer which may in any manner whatsoever affect the validity or enforceability of this Agreement or any of the documents; and

(iii)    the execution, delivery and performance of this Agreement and the Transfer Documents, have not and will not constitute a breach or default under any other agreement, law or court order under which Buyer is a party or may be bound.

(b)    Further, Buyer hereby covenants to Seller as of the Effective Date that:

(i)    should Buyer receive notice or knowledge of any information regarding any of the matters set forth in this Section 14 after the Effective Date and prior to COE, Buyer will promptly notify Seller of the same in writing.

All representations, warranties and covenants made in this Agreement by Buyer shall survive the execution and delivery of this Agreement and COE for the duration of the Survival Period (as defined above). In the event a written claim is made within the Survival Period, the Survival Period shall not toll with respect to such claim while such claim is outstanding, subject to the next sentence. Suit must be filed on a written claim hereunder within two (2) months after the expiration of the Survival Period, and such suit must be diligently prosecuted thereafter, and such claim shall be deemed waived if it is not filed within said two (2) month period or is not diligently prosecuted. Buyer shall and does hereby indemnify against and hold Seller harmless from any loss, damage, liability and expense, together with all court costs and attorneys’ fees, if awarded by a court of law, which Seller may incur, by reason of any material misrepresentation by Buyer or any material breach of any of Buyer’s warranties or covenants. Buyer’s indemnity and hold harmless obligations under this Section shall survive COE provided notice of claim is given during the Survival Period, and a Claim thereon is filed prior to the Claim Deadline.

15.    RENTS AND DEPOSITS. Seller and Buyer agree that, in addition to all other conditions and covenants contained herein, Seller shall deliver to Buyer and Escrow Agent not later than the day immediately prior to COE information, certified by Seller to be true and accurate as of the date thereof and as of the date of COE, with respect to (i) the amount of Tenant’s security deposit under the Lease, if any, and (ii) prepaid and/or abated rents, including, without limitation, the amount thereof and the date to which such rents have been paid.

16.    BROKER’S COMMISSION. Concerning any brokerage commission, the Parties agree as follows:

(a)    the Parties warrant to one another that they have not dealt with any finder, broker or realtor in connection with this Agreement except Jesse Shannon of Branch Properties, LLC (“Broker”);

(b)    if any person shall assert a claim to a finder’s fee or brokerage commission on account of alleged employment as a finder or broker in connection with this Agreement (including Broker), the Party under whom the finder or broker is claiming shall indemnify and hold the other Party harmless from and against any such claim and all costs, expenses and liabilities incurred in connection with such claim or any action or proceeding brought on such claim, including, but not limited to, counsel and witness fees and court costs in defending against such claim. The provisions of this subsection shall survive cancellation of this Agreement or COE; and

(c)     Seller shall be responsible for payment of a commission to Broker pursuant to a separate written agreement between Seller and Broker, which commission shall be paid at COE.

(d)    Seller represents and warrants that it has paid in full the brokerage commission payable in connection with the Lease Amendment, and hereby agrees to hold Buyer harmless from and against any claim by any third party for a commission in connection with such transaction, including all costs, expenses and liabilities incurred in connection with such claim or any action or proceeding brought on such claim, including, but not limited to, counsel and witness fees and court costs in defending against such claim. The provisions of this subsection shall survive cancellation of this Agreement or the COE.

17.    CLOSE OF ESCROW. COE shall be on or before 5:00 p.m. MST on the tenth (10th) day after the expiration of the Study Period or such earlier date as Buyer may choose by giving not less than five (5) days prior written notice to Seller and Escrow Agent (the “Closing Date”).

18.    ASSIGNMENT. This Agreement may not be assigned by Seller without the prior written consent of Buyer which consent shall not be unreasonably withheld. Buyer may assign its rights under this Agreement to an affiliate of Buyer without seeking or obtaining Seller’s consent. Such assignment shall not become effective until the assignee executes an instrument whereby such assignee expressly assumes each of the obligations of Buyer under this Agreement. Buyer may also designate someone other than Buyer, as grantee and/or assignee, under the Transfer Documents by providing written notice of such designation at least five (5) days prior to COE. No assignment shall release or otherwise relieve Buyer from any obligations hereunder; provided, however, with respect to any assignment, if COE occurs the assigning party (but not the assignee) shall be relieved of all its obligations arising under this Agreement before, on and after COE.

19.    RISK OF LOSS. Seller shall bear all risk of loss resulting from or related to damage of or to the Property or any part thereof which may occur prior to COE, unless such loss is caused by the negligent acts and omissions of Buyer, its agents, consultants, contractors or designees through entry and inspection of the Property as part of Buyer’s due diligence (in which event the indemnity obligations of Section 7(b) shall apply). Seller shall also bear all risk of loss resulting from or related to a taking or condemnation of the Property or any part thereof with respect to which written notice of a proposed condemnation or taking is received, a condemnation proceeding is commenced, a condemnation proceeding is concluded or all or any part of the Property is conveyed in lieu of condemnation prior to COE (any such damage, taking or condemnation event a “Risk of Loss Event”). In the event of any Risk of Loss Event prior to COE, Buyer may, at Buyer’s sole option, by written notice to Seller and Escrow Agent, cancel this Agreement whereupon the Earnest Money Deposit shall be paid immediately by Escrow Agent to Buyer and, except as otherwise provided in this Agreement, neither of the Parties shall have any further liability or obligation hereunder. In the alternative, Buyer may attempt to negotiate an appropriate downward adjustment of the Purchase Price. If Seller and Buyer cannot agree upon such a downward adjustment within a reasonable period (not to exceed ten (10) days from the date Buyer receives notice of the loss) Buyer may cancel this Agreement as provided above. In the event of any Risk of Loss Event which does not result in a termination of this Agreement, Seller shall at COE and as a condition precedent thereto, pay Buyer or credit Buyer against the Purchase Price the amount of any insurance or condemnation proceeds, or assign to Buyer, as of COE and in a form acceptable to Buyer, all rights or claims for relief to the same, and credit to Buyer an amount equal to the deductible (if any) under the insurance policy.

20.    REMEDIES.

(a)    Seller’s Breach. If Seller breaches this Agreement, including, without limitation, a breach of any representation or warranty of Seller set forth herein and/or the failure of Seller to satisfy any conditions precedent to COE specified in Section 12 above that are within Seller’s control, Buyer may, at Buyer’s sole option, either: (i) by written notice to Seller and Escrow Agent, cancel this Agreement whereupon the Earnest Money Deposit shall be paid immediately by Escrow Agent to Buyer, Seller shall promptly reimburse to Buyer its reasonable, documented out-of-pocket and third-party property diligence expenses (not to exceed $75,000) and, except as otherwise provided in this Agreement, neither of the Parties shall have any further liability or obligation hereunder; or (ii) extend the date scheduled for COE for such reasonable period of time as may be required to permit Seller to cure or remedy such breach (provided such period of time shall not exceed thirty (30) days unless such greater period of time is agreed to in writing by Seller); or (iii) seek specific performance against Seller in which event COE shall be automatically extended as necessary. Notwithstanding the foregoing, if specific performance is unavailable as a remedy to Buyer because of Seller’s affirmative act or intentional omission, Buyer shall be entitled to pursue all rights and remedies available at law or in equity. Seller hereby acknowledges and agrees that the provisions of this Section 20(a) shall not limit any rights or remedies Buyer may have against Seller after COE for any misrepresentation, breach of warranty or default by Seller in any of its obligations under this Agreement, the Transfer Documents or any other documents to be entered into pursuant to this Agreement, which survive Closing (provided that, with respect to any breach of Section 13 above by Seller, such claims are made within the Survival Period).

(b)    Buyer’s Breach. If Buyer breaches this Agreement, including, without limitation, a breach of any representation or warranty of Buyer set forth herein, Seller, as its sole remedy Seller shall be entitled to retain the Earnest Money Deposit in accordance with subsection 5(b) as Seller’s agreed and total liquidated damages. Seller hereby waives any right to seek any equitable or legal remedies against Buyer; provided, that the foregoing, shall not limit or prescribe Seller’s right to seek damages and other relief in connection with Buyer’s indemnity obligations to Seller, including, without limitation, those indemnity obligations that survive termination of and/or closing under this Agreement (provided that, with respect to any breach of Section 14 above by Buyer, such claims are made within the Survival Period).

21.    ATTORNEYS’ FEES. If there is any litigation to enforce any provisions or rights arising under this Agreement, the unsuccessful party in such litigation, as determined by the court, agrees to pay the successful party, as determined by the court, all costs and expenses, including, but not limited to, reasonable attorneys’ fees incurred by the successful party, such fees to be determined by the court. For purposes of this Section 21, a party will be considered to be the

“successful party” if (a) such party initiated the litigation and substantially obtained the relief which it sought (whether by judgment, voluntary agreement or action of the other party, trial, or alternative dispute resolution process), (b) such party did not initiate the litigation and either (i) received a judgment in its favor, or (ii) did not receive judgment in its favor, but the party receiving the judgment did not substantially obtain the relief which it sought, or (c) the other party to the litigation withdrew its claim or action without having substantially received the relief which it was seeking.

22.    NOTICES.

(a)    Addresses. Except as otherwise required by law, any notice required or permitted hereunder shall be in writing and shall be given by personal delivery, or by deposit in the U.S. Mail, certified or registered, return receipt requested, postage prepaid, addressed to the Parties at the addresses set forth below, or at such other address as a Party may designate in writing pursuant hereto, or telecopy (fax), or any express or overnight delivery service (e.g., Federal Express), delivery charges prepaid:

If to Seller:	c/o Branch Properties, LLC
3340 Peachtree Road, Suite 600
Atlanta, GA 30326
Attn:    Jesse Shannon
Tel.:    (404) 832-8928
Fax:    (404) 892-8898
Email: jshannon@branchprop.com

With a copy to:                McCraney Coco & Lee, PLLC
800 Woodlands Parkway, Suite 107
Ridgeland, MS 39157
Attn: R. Patrick McCraney, Esq.
Tel: (601) 899-0065
Fax: (866) 733-2008
Email: Patrick@mccraneycoco.com

If to Buyer:                    ARCP Acquisitions, LLC
c/o American Realty Capital
1065 Avenue of the Americas
New York, NY 10018
Attn:    Paul Hughes, Esq.
Tel.:    (212) 217-6360
Fax:    (212) 217-6301
Email: phughes@arlcap.com

With a copy to:                ARCP Acquisitions, LLC
c/o American Realty Capital Properties, Inc.
2325 E. Camelback Road, Suite 1100
Phoenix, AZ 85016
Attn:    Tambre L. Ruud, Senior Paralegal
Tel.:    (602) 778-8700
Fax:    (480) 449-7012
Email: TRuud@arcpreit.com

If to Escrow Agent:	First American Title Insurance Company
2425 E. Camelback Road, Suite 400
Phoenix, AZ 85016
Attn:    Mr. Brandon Grajewski
Tel.:    (602) 567-8145
Fax:    (602) 567-8101

(b)     Effective Date of Notices. Notice shall be deemed to have been given on the date on which notice is delivered, if notice is given by personal delivery or telecopy, and on the date of deposit in the mail, if mailed or deposited with the overnight carrier, if used. Notice shall be deemed to have been received (i) on the date on which the notice is received, if notice is given by telecopy or personal delivery, (ii) on the first business day following deposit with an overnight carrier, if used, and (iii) on the second (2nd) day following deposit in the U.S. Mail, if notice is mailed. If escrow has opened, a copy of any notice given to a party shall also be given to Escrow Agent by regular U.S. Mail or by any other method provided for herein.

23.    CLOSING COSTS.

(a)    Closing Costs. Seller and Buyer agree to pay closing costs as indicated in this Agreement and in the escrow instructions attached hereto as Exhibit F, and by this reference incorporated herein (the “Escrow Instructions”). At COE, Seller shall pay (i) the costs of releasing all liens, judgments, and other encumbrances that are to be released and of recording such releases (unless incurred as a result of Buyer’s access, investigations and studies on or about the Property), (ii) one-half the fees and costs due Escrow Agent for its services, (iii) the transfer tax or excise tax associated with the sale of the Property, if any; and (iv) all other costs to be paid by Seller under this Agreement. At COE, Buyer shall pay (i) one-half the fees and costs due Escrow Agent for its services, (ii) the cost of the Survey, (iii) the cost of the Report and the premiums for the title policies and endorsements requested by Buyer and its lender, if applicable; and (iv) all other costs to be paid by Buyer under this Agreement. Except as otherwise provided for in this Agreement, Seller and Buyer will each be solely responsible for and bear all of their own respective expenses, including, without limitation, expenses of legal counsel, accountants, and other advisors incurred at any time in connection with pursuing or consummating the transaction contemplated herein. Real estate taxes shall be prorated based upon the current valuation and latest available tax rates, unless Tenant is responsible for all such taxes in accordance with the provisions of the Lease. All prorations shall be calculated through escrow as of COE based upon the latest available information, including, without limitation, a credit to Buyer for any rent prepaid by Tenant for the period beginning with and including the date on which the closing occurs through and including the last day of the month in which the closing occurs. All other credits and debits (e.g. in the event of prepaid utilities or expenses, if any, paid by Seller as landlord under the Lease) to Buyer shall be similarly prorated. If COE is on or after the 20th day of the calendar month in which COE occurs, the monthly base rent due to Buyer under the terms of the Lease for the full calendar month of the month following the day on which COE occurs (the “Initial Rent”) shall be credited to Buyer at COE (and, in such event, Tenant shall pay the Initial Rent to Seller and, notwithstanding the terms of the Lease, shall not be obligated to make a payment for the Initial Rent to Buyer). Any other closing costs not specifically designated as the responsibility of either Party in the Escrow Instructions or in this Agreement shall be paid by Seller and Buyer according to the usual and customary allocation of the same by Escrow Agent. Seller agrees that all closing costs payable by Seller shall be deducted from Seller’s proceeds otherwise payable to Seller at COE. Buyer shall deposit with Escrow Agent sufficient cash to pay all of Buyer’s closing costs. Except as provided in this Section 23(a), Seller and Buyer shall each bear their own costs in regard to this Agreement.

(b)    Post-Closing Adjustment. If after COE, the parties discover any errors in adjustments and apportionments or additional information becomes available which would render the closing prorations inaccurate, the same shall be corrected as soon after their discovery as possible. The provision of this Section 23(b) shall survive COE except that no adjustment shall be made later than twelve (12) months after COE unless prior to such date the Party seeking the adjustment shall have delivered a written notice to the other Party specifying the nature and basis for such claim; provided, however, in the event an adjustment is sought due to the fact that current tax bills with respect to the Property had not yet been issued as of COE, the provisions of this Section 23(b) shall survive with respect to any closing proration of real property taxes until thirty (30) days after Buyer’s receipt of tax bills for the period of time during which COE occurred. In the event that such claim is valid, the Party against whom the claim is sought shall have ten (10) days in which to remit any adjustment due.

(c)    Instructions. This Agreement, together with the Escrow Instructions, shall constitute escrow instructions for the transaction contemplated herein. Such escrow instructions shall be construed as applying principally to Escrow Agent’s employment.

24.    TENANT IMPROVEMENT ALLOWANCE. Buyer is hereby advised that the Lease Amendment (a true and correct copy of which will be provided to Buyer as part of Seller’s Diligence Materials, to the extent not previously provided) provides for a “Tenant Improvement Allowance” of Two Million and No/100 Dollars ($2,000,000.00) ($20.00 per square foot based on 100,000 rentable square feet) to be made available to Tenant on or before April 1, 2015. At Closing, Buyer shall receive a credit against the Purchase Price in an amount equal to the total Tenant Improvement Allowance still outstanding, which is anticipated to be One Million and No/100 Dollars ($1,000,000.00). At COE, Buyer shall assume all obligations under the Lease, as amended, arising from and after COE including, without limitation, the obligation to pay and/or reimburse to Tenant the undisbursed portion of Tenant Improvement Allowance, which is credited to Buyer at COE. Buyer shall defend, indemnify and hold harmless Seller from any claims by Tenant relating to Seller’s failure to pay and/or reimburse the undisbursed portion of the Tenant Improvement Allowance from and after COE.

25.    ESCROW CANCELLATION CHARGES. If escrow fails to close because of Seller’s default, Seller shall be liable for any cancellation charges of Escrow Agent. If escrow fails to close because of Buyer’s default, Buyer shall be liable for any cancellation charges of Escrow Agent. If escrow fails to close for any other reason, Seller and Buyer shall each be liable for one‑half of any cancellation charges of Escrow Agent. The provisions of this Section shall survive cancellation of this Agreement.

26.    APPROVALS. Concerning all matters in this Agreement requiring the consent or approval of any Party, the Parties agree that any such consent or approval shall not be unreasonably withheld unless otherwise provided in this Agreement.

27.    RELEASES. Except as expressly provided in this Agreement, Seller and anyone claiming through Seller hereby releases Tenant from any and all claims of whatever kind or nature, in law or equity, whether now known or unknown to Seller, whether contingent or matured, that Seller may now have or hereafter acquire against Tenant for any costs, loss, liability, damage, expenses, demand, action or cause of action arising from or related to the Lease arising from events occurring prior to COE.

28.    ADDITIONAL ACTS. The Parties agree to execute promptly such other documents and to perform such other acts as may be reasonably necessary to carry out the purpose and intent of this Agreement.

29.    GOVERNING LAW. This Agreement shall be governed by and construed or enforced in accordance with the laws of the State of North Carolina.

30.    CONSTRUCTION. The terms and provisions of this Agreement represent the results of negotiations among the Parties, each of which has been represented by counsel of its own choosing, and neither of which has acted under any duress or compulsion, whether legal, economic or otherwise. Consequently, the terms and provisions of this Agreement shall be interpreted and construed in accordance with their usual and customary meanings, and the Parties each hereby waive the application of any rule of law which would otherwise be applicable in connection with the interpretation and construction of this Agreement that ambiguous or conflicting terms or provisions contained in this Agreement shall be interpreted or construed against the Party whose attorney prepared the executed Agreement or any earlier draft of the same.

31.    TIME OF ESSENCE. Time is of the essence of this Agreement. However, if this Agreement requires any act to be done or action to be taken on a date which is a Saturday, Sunday or legal holiday, such act or action shall be deemed to have been validly done or taken if done or taken on the next succeeding day which is not a Saturday, Sunday or legal holiday, and the successive periods shall be deemed extended accordingly.

32.    INTERPRETATION. If there is any specific and direct conflict between, or any ambiguity resulting from, the terms and provisions of this Agreement and the terms and provisions of any document, instrument or other agreement executed in connection herewith or in furtherance hereof, including any Exhibits hereto, the same shall be consistently interpreted in such manner as to give effect to the general purposes and intention as expressed in this Agreement which shall be deemed to prevail and control.

33.    HEADINGS. The headings of this Agreement are for reference only and shall not limit or define the meaning of any provision of this Agreement.

34.    FAX AND COUNTERPARTS. This Agreement may be executed by facsimile and/or in any number of counterparts. Each party may rely upon any facsimile or counterpart copy as if it were one original document.

35.    INCORPORATION OF EXHIBITS BY REFERENCE. All Exhibits to this Agreement are fully incorporated herein as though set forth at length herein.

36.    SEVERABILITY. If any provision of this Agreement is unenforceable, the remaining provisions shall nevertheless be kept in effect.

37.    ENTIRE AGREEMENT. This Agreement contains the entire agreement between the Parties and supersedes all prior agreements, oral or written, with respect to the subject matter hereof. The provisions of this Agreement shall be construed as a whole and not strictly for or against any Party.

38.    INDEMNITY.     Seller shall indemnify, hold harmless and defend Buyer, Buyer’s affiliates, the partners, trustees, shareholders, directors, officers, attorneys, employees and agents of each of them, and their respective heirs, successors, personal representatives and assigns (collectively, the “Indemnified Parties”) from any and all demands, claims (including, without limitation, causes of action in tort), legal or administrative proceedings, losses, liabilities, damages, penalties, fines, liens, judgments, costs or expenses whatsoever (including, without limitation, attorneys’ fees and costs), whether direct or indirect, known or unknown, foreseen or unforeseen (collectively, “Claims”) that may arise on account of or in any way be connected with any actions, suits, proceedings or claims brought by third parties against Buyer (a) relating to any actual or alleged events, acts or omissions occurring with respect to the Property prior to COE, and/or (b) with respect to which the claimed loss, damage or injury occurred prior to COE. Buyer shall indemnify, hold harmless and defend Seller, Seller’s affiliates, the partners, trustees, shareholders, directors, officers, attorneys, employees and agents of each of them, and their respective heirs, successors, personal representatives and assigns from any and all Claims that may arise on account of or in any way be connected with any actions, suits, proceedings or claims brought by third parties against Seller (y) relating to any actual or alleged events, acts or omissions occurring with respect to the Property from and after COE, and/or (z) with respect to which the claimed loss, damage or injury occurred from and after COE. The provisions of this Section shall survive COE provided that written notice of a claim is made within the Survival Period and a formal Claim thereon is filed prior to the Claim Deadline.

39.    SPECIAL INDEMNITY.     Seller and Buyer agree and acknowledge that at Seller’s request and pursuant to Section 4(b) hereof Buyer has agreed to make or cause to be made to Seller a loan to enable Seller to refinance a mortgage on the Property immediately prior to COE (the “Refinance Transaction”), and that in connection therewith Seller hereby agrees to (i) make Buyer whole for any reasonable, documented costs that Buyer would not have incurred under this Agreement, but for the Refinance Transaction, including any out-of-pocket expenses incurred by Buyer such as legal fees and recording fees and income or other taxes payable as a result of the Refinance Transaction and/or making of a mortgage loan to Seller, and (ii) indemnify, hold harmless and defend Buyer and other Indemnified Parties from all Claims that may arise on account of or in any way be connected with the Refinance Transaction, including any Claim by the holder of Seller’s Mortgage for additional consideration payable as a result of the prepayment of such debt (Seller’s obligations under items (i) and (ii) of this Section 39, collectively referred to as the “Special Indemnity”). The provisions of this Section shall survive COE until the expiration of the applicable statutory period of limitations. Seller hereby represents, warrants and covenants that Seller’s net worth is, and at all times while the provisions of this Section shall be in effect, shall be not less than $1,000,000.00.

40.    PRIVILEGE TAXES. Seller represents, warrants and covenants to Buyer that all state and local transaction privilege, sales, excise, use or similar taxes relating to the development, sale or rental of the Property (including, without limitation any speculative builder tax, owner-builder tax, or construction contractor tax) have been paid and Seller shall pay any such taxes that may arise as a result of the sale of the Property to Buyer as and when due. Seller shall indemnify, hold harmless and defend the Indemnified Parties from any and all Claims relating to a breach of the preceding sentence. The provisions of this Section shall survive COE.

41.    TENANT AUDIT RIGHT. In the event that Tenant has the right to inspect and audit the books, records and other documents of the landlord under the Lease which evidence the purchase price of the Real Property, the development and construction costs of the Improvements, and/or common area maintenance costs and expenses, Seller hereby covenants and agrees that it shall retain such books, records and other documents which will enable Tenant to conduct a full and complete audit thereof until the date that is six (6) months after the latest date that Tenant could demand an inspection and/or audit thereof pursuant to the Lease and, upon written request therefore from Buyer, or any successor or assign, thereof, shall provide both Buyer and Tenant with reasonable access thereto and otherwise reasonably cooperate with both Buyer and Tenant with respect to such inspection and/or audit by Tenant. In the event Tenant claims any right to a credit, refund or other reimbursement as a result of such audit, Seller shall indemnify, hold harmless and defend the Indemnified Parties from any and all Claims relating thereto or arising therefrom. The provisions of this Section shall survive COE.

[Signature Pages Follow]

Exhibit 10.4

IN WITNESS WHEREOF, Seller and Buyer have executed this Agreement as of the Effective Date.

SELLER:	PLUMAS PINES GOLF COURSE, LP,
a California limited partnership

By:      /s/ Lynn Kirk
Name:         Lynn Kirk
Title:         General Partner

BUYER:	ARCP ACQUISITIONS, LLC,
a Delaware limited liability company

By:     /s/ Todd J. Weiss
Todd J. Weiss
Authorized Officer

RF Micro Devices
Greensboro, NC